EXHIBIT 99.1

News Release

CONTACT

Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeley@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.971.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial reports first quarter 2012 results

•	Quarterly loss of $0.5 per share

•	Quarterly GAAP combined ratio of 109.4

•	Return on equity of negative 22.3%

•	Book value per share of $18.16

Columbus, Ohio (May 3, 2012) – State Auto Financial Corporation (Nasdaq:STFC) today reported a first quarter 2012 net loss of $2.0 million, or $0.05 per diluted share, versus net income of $12.8 million, or $0.32 per diluted share, for the first quarter of 2011. Net loss from operations* per diluted share for the first quarter 2012 was $0.16 versus net income from operations* of $0.18 for the same 2011 period.

STFC’s GAAP combined ratio for the first quarter 2012 was 109.4 versus 103.0 for the first quarter of 2011. Catastrophe losses, net of reinsurance recoveries, for the first quarter 2012 accounted for 7.8 points of the 75.0 total loss ratio points, or $20.0 million, versus 4.6 points of the total 69.3 loss ratio points, or $16.0 million, for the same period in 2011.

The State Auto Group’s recently implemented homeowners quota share reinsurance arrangement reduced STFC’s underwriting loss by $7.1 million or 1.1 points on the combined ratio. Pursuant to the arrangement, STFC ceded $36.2 million of written premium, $41.7 million of earned premium, $17.4 million of catastrophe losses and $19.3 million of non-catastrophe losses, and recognized $12.1 million of ceded commissions. This cession reduced STFC’s overall catastrophe loss ratio 4.8 points, increased the overall non-catastrophe loss ratio 2.9 points and increased the overall expense ratio 0.8 points.

Net written premium for the first quarter of 2012 decreased 30.2% over the same period in 2011. The homeowners’ quota share reinsurance arrangement and the year-end pooling change collectively contributed the entire amount of this decline. By segment, net written premium for the first quarter of 2012 decreased 40.4% for personal insurance, 15.3% for business insurance and 24.5% for specialty insurance from the same period in 2011. Excluding the impact of the quota share reinsurance arrangement and pooling change, net written premium for the first quarter of 2012 increased 7.5%** from the same period in 2011, with the specialty insurance segment contributing primarily to the overall growth. The specialty segment growth was principally driven by the Rockhill and RED business units. Excluding the impact of the quota share and pooling change, net written premium for the first quarter decreased 3.1%** for the personal insurance segment and increased 4.3%** for the business insurance segment from the same period in 2011.

STFC President and CEO Bob Restrepo commented on the quarter as follows:

“We continue to improve our ex-catastrophe loss ratio performance. Personal auto remains profitable and we’re implementing price increases higher than loss cost trends. Accident year homeowners results improved with more normal ex-catastrophe weather losses and price increases ahead of target. Standard commercial lines performance improved significantly, particularly for liability and commercial auto, and we expect mid-single digit price increases by the end of the year. Rockhill’s surplus lines results continue to be strong. Rockhill is finding opportunities in a firming market and producing excellent underwriting results. Workers Compensation results are largely on target with the exception of middle market where we had a tough quarter. The disappointment in our ex-catastrophe loss results is with our managing general underwriting unit, RED. As reported previously, we non-renewed a large commercial automobile program which began running off in April.

“Catastrophe loss ratios for the first quarter benefitted from our new homeowners quota share treaty and a recovery from our corporate catastrophe treaty. Without the quota share treaty, our catastrophe loss ratio would have been 12.6%.*** Although the treaty reduced our catastrophe loss ratio and improved results, it does come with a cost. Ex-catastrophe combined ratio results were inflated in the loss ratio due to the ceded premium impact on our results and added another 0.8% points to the expense ratio. Overall, the treaty worked as expected in the first quarter, and we anticipate the long term benefits of our homeowner actions will be a more predictable and profitable book of homeowners business and reduced risk to our capital base.

“We were relatively cat free with one significant exception – an early March event which affected our largest states of Kentucky, Indiana, Ohio and Tennessee. Over half our claims were in Kentucky, where the town of West Liberty was particularly hard hit. Once again, our claim folks were put to the test and passed with flying colors. Property claim operations continue to excel in achieving high service, at lower cost, and with minimal indemnity leakage.

“This catastrophe featured a higher than usual mix of commercial property claims. Usually, only 15-20% of our catastrophe claims are commercial. In this case, approximately 40% of the losses affected commercial property results.

“We look for continued improvements in our operating results as we achieve prices greater than our loss costs in personal lines, get price increases in our commercial lines book, and leverage investments in our specialty operations with Rockhill and RTW.”

As previously reported, STFC adopted Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring and Renewing Insurance Contracts,” effective Jan. 1, 2012, and has applied its provisions retrospectively. As a result, the impact at Dec. 31, 2011, was a reduction to shareholders’ equity of $34.5 million, or $0.86 per share, resulting in an adjusted book value of $17.95 per share. The previously reported book value per share as of Dec. 31, 2011 was $18.81 per share. All applicable prior period amounts have been adjusted to conform to current period presentation, as a result of adopting this new accounting standard.

STFC’s book value was $18.16 per share as of March 31, 2012, an increase of $0.21 per share from STFC’s adjusted book value on Dec. 31, 2011. Book value per share as of March 31, 2012, included a reduction of $2.49 for a deferred tax asset valuation allowance. Return on stockholders’ equity for the twelve months ended March 31, 2012, was negative 22.3% compared to a positive 2.8% for the twelve months ended March 31, 2011.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

*	Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounted to income of $0.11 per diluted share for the first quarter 2012 versus income of $0.14 for the same 2011 period.
**	Represents a non-GAAP financial measure as to net written premium. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.
***	Represents a non-GAAP financial measure as to catastrophe loss ratio. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 2 that is part of this release.

* * * * * *

STFC has scheduled a conference call with interested investors for Tuesday, May 8 at 10 a.m. ET to discuss the company’s first quarter 2012 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com/STFC. A replay of the call can be heard beginning at noon, May 8, by calling 1-800-395-6236. Supplemental schedules detailing the company’s first quarter 2012 financial, sales and underwriting results are made available on http://www.StateAuto.com/STFC prior to the conference call.

* * * * * *

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended March 31
(In millions, except per share amounts)	2012	2011
		As Adjusted
Net premiums written	$263.3	$377.1	(B)

Earned premiums	254.9	350.2
Net investment income	17.5	21.0
Net realized gain on investments	7.1	8.2
Other income	0.8	0.8

Total revenue	280.3	380.2

(Loss) income before federal income taxes	(2.0)	15.6

Federal income tax expense	—	2.8

Net (loss) income	$(2.0)	$12.8

(Loss) earnings per common share:
—basic	$(0.05)	$0.32
—diluted	$(0.05)	$0.32
(Loss) earnings per share from operations (A):
—basic	$(0.16)	$0.18
—diluted	$(0.16)	$0.18
Weighted average shares outstanding:
—basic	40.3	40.1
—diluted	40.3	40.3
Return on equity (LTM)	-22.3%	2.8%

Book value per share	$18.16	$21.03

Dividends paid per share	$0.15	$0.15

Total shares outstanding	40.3	40.2

GAAP ratios:
Cat loss and ALAE ratio	7.8	4.6
Non-Cat loss and LAE ratio	67.2	64.7

Loss and LAE ratio	75.0	69.3
Expense ratio	34.4	33.7

Combined ratio	109.4	103.0

Reconciliation of non-GAAP financial measure:
(A) Net income from operations:
Net (loss) income	$(2.0)	$12.8
Less net realized gain on investments,
less applicable federal income taxes	4.6	5.7

Net (loss) income from operations	$(6.6)	$7.1

(B)	Net premiums written for the three months ended March 31, 2011, included $34.1 million of unearned premiums transferred to the Company from the Rockhill Insurers in connection with the addition of the Rockhill Insurers to the State Auto Pool, effective January 1, 2011.

The Company adopted Accounting Standards Update 2010-26, “Accounting for Costs Associated with Acquiring and Renewing Insurance Contracts” effective Jan. 1, 2012, and has applied its provisions retrospectively. All applicable prior period amounts have been adjusted to conform to current period presentation.

Schedule 1

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET WRITTEN PREMIUM, AS REPORTED, TO NET WRITTEN PREMIUM EXCLUDING POOLING CHANGES AND QUOTA SHARE ARRANGEMENT

(unaudited)

For the three months ended March 31, 2012, the following table sets forth the reconciliation of net written premiums excluding the impact of the quota share reinsurance agreement covering the Company’s homeowners book of business (the “HO QS Reinsurance Arrangement”). For the three months ended March 31, 2011, the following table sets forth the reconciliation of the one-time impact of net written premium of the unearned premiums transferred by the Rockhill Insurers to the Company on January 1, 2011, in conjunction with the January 1, 2011 pooling change (the “1.11.11 pool change”) and for the three months ended March 31, 2011, on a pro forma basis which assumes that the December 31, 2011 pooling participation rate change from 80% to 65% (the “12.31.11 pool change”) had been in effect as of January 1, 2011.

($ in millions)
As of March 31	Personal Segment			Business Segment			Specialty Segment			Total - All Segments
	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change
As Reported	$113.0	$189.5	-40.4%	$80.0	$94.5	-15.3%	$70.3	$93.1	-24.5%	$263.3	$377.1	-30.2%

2012—Excluding HO QS Arrangement	36.2	—	—	—	—	—	—	—	—	36.2	—	—

Subtotal	149.2	189.5	-21.3%	80.0	94.5	-15.3%	70.3	93.1	-24.5%	299.5	377.1	-20.6%

2011— Excluding 1.11.11 pool change	—							(34.1)			(34.1)

Subtotal	149.2	189.5	-21.3%	80.0	94.5	-15.3%	70.3	59.0	19.2%	299.5	343.0	-12.7%

2011— Pro forma 12.31.11 pool change	—	(35.5)	—	—	(17.8)	—	—	(11.0)	—	—	(64.3)	—

Total Pro forma 2012 and 2011 change	149.2	154.0	-3.1%	80.0	76.7	4.3%	70.3	48.0	46.5%	299.5	278.7	7.5%

Schedule 2

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect for the three months ended March 31, 2012.

	GAAP HO QS Arrangement Cession - Overall Results
($ millions)	As Reported	HO QS Cession	Pro-Forma without HO QS Cession
Earned Premiums	$254.9	$41.7	$296.6
Losses and LAE Incurred:
Cat loss and ALAE	20.0	17.4	37.4
Non-Cat loss and LAE	171.3	19.3	190.6

Loss and LAE	191.3	36.7	228.0
Acquisition and operating expenses	87.6	12.1	99.7

Net underwriting loss	(24.0)	(7.1)	(31.1)

Cat loss and ALAE ratio	7.8%	41.7%	12.6%
Non-Cat loss and LAE ratio	67.2%	46.3%	64.3%

Loss and LAE ratio	75.0%	88.0%	76.9%
Expense ratio	34.4%	29.0%	33.6%

Combined ratio	109.4%	117.0%	110.5%